FORM OF
PLAN OF ACQUISITION

Diversified Balanced Strategic Allocation Account and Diversified Balanced Adaptive Allocation Account
The Board of Directors (the “Board”) of Principal Variable Contracts Funds, Inc., a Maryland corporation (“PVC”), deems it advisable that the Diversified Balanced Adaptive Allocation Account, a series of PVC (the “Acquiring Account”), acquire all of the assets of the Diversified Balanced Strategic Allocation Account, a series of PVC (the “Acquired Account”), in exchange for the assumption by the Acquiring Account of all of the liabilities of the Acquired Account and for shares issued by the Acquiring Account, which are thereafter to be distributed by the Acquired Account pro rata to its shareholders in complete liquidation and termination of the Acquired Account and in exchange for all of the Acquired Account’s outstanding shares.
The Acquired Account will transfer to the Acquiring Account, and the Acquiring Account will acquire from the Acquired Account, all of the assets of the Acquired Account on the Closing Date, as defined below, and will assume from the Acquired Account all of the liabilities of the Acquired Account in exchange for the issuance of the number and class of shares of the Acquiring Account determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of the Acquired Account of the corresponding class in complete liquidation and termination of the Acquired Account and in exchange for all of the Acquired Account’s outstanding Class 2 shares. The Acquired Account will not issue, sell, or transfer any of its shares after the Closing Date, and only redemption requests received by the Acquired Account in proper form prior to the Closing Date shall be fulfilled by the Acquired Account. Redemption requests received by the Acquired Account thereafter will be treated as requests for redemption of those shares of the Acquiring Account allocable to the shareholder in question.
The Acquired Account will declare, and the Acquiring Account may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.
On the Closing Date, the Acquiring Account will issue to the Acquired Account a number of full and fractional Class 2 shares of the Acquiring Account, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of the corresponding share class of the Acquired Account. The aggregate value of the net assets of the Acquired Account and the Acquiring Account shall be determined in accordance with the then-current Prospectus of PVC as of close of regularly scheduled trading on the New York Stock Exchange (“NYSE”) on the Closing Date.
The closing of the transactions contemplated in this Plan of Acquisition (the “Plan”) shall be held at the offices of Principal Global Investors, LLC (“PGI”), 711 High Street, Des Moines, Iowa 50392 on or about the close of regularly scheduled trading on the NYSE (normally 3:00 p.m., Central Time) on May 1, 2026, or on such other date as PVC management may determine (the “Closing”). The date on which the Closing is to be held as provided in this Plan shall be known as the “Closing Date.”
In the event that on the Closing Date (a) the NYSE is closed for other than customary weekend and holiday closings or (b) trading on the NYSE is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for the Acquiring Account or the Acquired Account to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.
As soon as practicable after the Closing, the Acquired Account shall (a) distribute on a pro rata basis to the Class 2 shareholders of record of the Acquired Account at the close of business on the Closing Date the shares of the Acquiring Account of the corresponding class received by the Acquired Account at the Closing in exchange for all of the Acquired Account’s outstanding shares, and (b) be liquidated in accordance with applicable law and PVC’s Articles of Incorporation.

For purposes of the distribution of shares of the Acquiring Account to shareholders of the Acquired Account, the Acquiring Account shall credit its books an appropriate number and class of its shares to the account of each shareholder of the Acquired Account. No certificates will be issued for shares of the Acquiring Account. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of the Acquired Account, shall be deemed for all purposes of PVC’s Articles of Incorporation and Bylaws to evidence the appropriate number and class of shares of the Acquiring Account to be credited on the books of the Acquiring Account in respect of such shares of the Acquired Account as provided above.
The Acquired Account will, within a reasonable period of time before the Closing Date, furnish the Acquiring Account with a list of the Acquired Account’s portfolio securities and other investments. The Acquiring Account will, within a reasonable period of time before the Closing Date, identify the securities, if any, on the Acquired Account’s list referred to in the foregoing sentence that the Acquiring Account wishes to receive from the Acquired Account and otherwise how the Acquiring Account wishes the Acquired Account’s portfolio to be repositioned prior to the Closing in accordance with the Acquiring Account’s investment objective, policies, and strategies. The Acquired Account, if requested by the Acquiring Account, will reposition its portfolio as directed by the Acquiring Account prior to the Closing. In addition, if it is determined that the portfolios of the Acquired Account and the Acquiring Account, when aggregated, would contain investments exceeding certain percentage limitations applicable to the Acquiring Account with respect to such investments, the Acquired Account, if requested by the Acquiring Account, will dispose of a sufficient amount of such investments as may be necessary to avoid violating such limitations as of the Closing. Notwithstanding the foregoing, nothing herein will require the Acquired Account to dispose of or purchase any investments or securities if, in the reasonable judgment of the Board or PGI, the investment advisor to the Acquired Account and the Acquiring Account, such disposition would adversely affect the status of the transactions contemplated in this Plan as a “reorganization,” as such term is used in Section 368(a) of the Internal Revenue Code of 1986, as amended, or would otherwise not be in the best interests of the Acquired Account.
Prior to the Closing Date, the Acquired Account shall deliver to the Acquiring Account a list setting forth the assets to be assigned, delivered, and transferred to the Acquiring Account, including the securities then owned by the Acquired Account and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by the Acquiring Account pursuant to this Plan.
All of the Acquired Account’s portfolio securities shall be delivered by the Acquired Account’s custodian on the Closing Date to the Acquiring Account or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act of 1940, as amended, transferred to an account in the name of the Acquiring Account or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from the Acquired Account’s account at its custodian to the Acquiring Account’s account at its custodian. If on the Closing Date the Acquired Account is unable to make good delivery to the Acquiring Account’s custodian of any of the Acquired Account’s portfolio securities because such securities have not yet been delivered to the Acquired Account’s custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and the Acquired Account shall deliver to the Acquiring Account’s custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to the Acquiring Account, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers’ confirmations, as may be reasonably required by the Acquiring Account.
This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of the Acquired Account and notwithstanding favorable action by such shareholders, if the Board believes that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either fund. This Plan may be amended by the Board at any time, except that after approval by the shareholders of the Acquired Account, no amendment may be made with respect to the Plan that in the opinion of the Board materially adversely affects the interests of the shareholders of the Acquired Account.
Except as expressly provided otherwise in this Plan, the Acquired Account will pay or cause to be paid (other than accountants’ fees) all out-of-pocket fees and direct expenses incurred in connection with the transactions contemplated under this Plan, including, but not limited to, legal fees, registration fees, and printing expenses, and PGI will pay or cause to be paid all accountants’ fees incurred in connection with the transactions contemplated under this Plan.

This Plan may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party agrees that electronic signatures of the parties included in this Plan are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.

Remainder of Page Intentionally Blank

IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed as of the _____ day of ____________, 2026.

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC. on behalf of the following Acquired Fund: Diversified Balanced Strategic Allocation Account

By:
Name:	Adam U. Shaikh
Title:	Vice President, Assistant General Counsel, and Assistant Secretary

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC. on behalf of the following Acquiring Fund: Diversified Balanced Adaptive Allocation Account

By:
Name:	Laura B. Latham
Title:	Counsel and Assistant Secretary

PRINCIPAL GLOBAL INVESTORS, LLC
(solely in connection with the payment of expenses)

By:
Name:	Adam U. Shaikh
Title:	Associate General Counsel
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